ARTISTIC GREETINGS INCORPORATED
ONE KOMER CENTER, ELMIRA, NEW YORK 14902

STUART KOMER
Chairman, Chief Executive Officer
and President



                                                                March 29, 1996



Dear Fellow Stockholder:

    You are cordially invited to attend the 1996 Annual Meeting of Stockholders which will be held at 9:00 a.m. on Thursday, May 2, 1996 at our Corporate Headquarters in The Komer Center, One Komer Center, Elmira, New York.

    The enclosed Notice and Proxy Statement contain information about matters to be considered at the Annual Meeting, at which the business and operations of Artistic Greetings will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. Only stockholders and their proxies will be permitted to attend the Annual Meeting.
    Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card so that your shares will be represented and voted at the Annual Meeting.

                                     Sincerely yours,



                                     Stuart Komer

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             May 2, 1996


    The Annual Meeting of Stockholders (the "Meeting") of ARTISTIC GREETINGS INCOR-PORATED (the "Company") will be held at the Company's Corporate Headquarters, One Komer Center, Main and Water Streets, Elmira, New York 14902 on Thursday, May 2, 1996 at 9:00 a.m. for the following purposes:

      1.  To   elect  members  of  the  Board  of  Directors  of  the  Company
          ("Directors") to serve until the next Annual Meeting of Stockholders and until the election and qualification of their successors;

      2. To take action on a proposal to ratify the selection of Arthur Andersen LLP as auditors of the books and financial records of the Company for its fiscal year ending December 31, 1996; and

      3. To transact such other business as may properly come before the Meeting.

    The Board of Directors (the "Board") has fixed the close of business on March 4, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting.By Order of the Board of Directors


                               MARIE B. BELT
                               Senior Vice President - Administration
                                and Secretary

March 29, 1996


ENCLOSED IS A PROXY FORM. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO MARK, DATE, SIGN AND RETURN THE PROXY, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A SELF-ADDRESSED PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED PROXY.

                   ARTISTIC GREETINGS INCORPORATED
              One Komer Center, Elmira, New York  14902
                      Telephone (607) 737-5235

                           PROXY STATEMENT

                               GENERAL

    The enclosed proxy is solicited by the Board for use at the Meeting to be held at the Company's Corporate Headquarters, One Komer Center, Main and Water Streets, Elmira, New York 14902 on Thursday, May 2, 1996 at 9:00 a.m. The mailing of this Proxy Statement and the enclosed proxy to stockholders of record on March 4, 1996 (each a "Stockholder" and collectively, the "Stockholders"), will commence on or about March 29, 1996.

    Any proxy properly given and received prior to the commencement of the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given therein. If no contrary instructions are given, the proxy will be voted (1) FOR the election as Directors of the nominees named herein; (2) FOR the ratification of the Board's selection of the firm of Arthur Andersen LLP, Certified Public Accountants, as the Company's independent auditors for its fiscal year ending December 31, 1996; and (3) in accordance with the proxyholder's best judgment on any other matters which may properly come before the Meeting (each a "Proposal" and collectively, the "Proposals"). A Stockholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the Meeting and voting in person, or by otherwise notifying the Company in writing prior to the Meeting.

    Under Delaware law, the total votes received, including abstentions and votes by brokers holding shares in "street name" or other fiduciary capacity on "routine" matters, are counted in determining the presence of a quorum at the Meeting. With respect to the election of the Directors, votes may be cast for or withheld from voting with respect to any or all of the Directors. Votes that are withheld will have no effect on the election of the Directors. Abstentions may be specified on all Proposals other than the election of the Directors and will be counted as present for purposes of the matter with respect to which the abstention is noted. Under the Company's Certificate of Incorporation, Directors are elected by a plurality of the votes cast, while the approval of Proposal 2 will require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Therefore, under the Company's Certificate of Incorporation and under Delaware law, assuming the presence of a quorum at the Meeting, non-votes by brokers will have no effect on either the election of Directors or Proposal 2. However, abstentions would have the effect of "no" votes with respect to Proposal 2.

    Only Stockholders of record at the close of business on the Record Date are entitled to vote at the Meeting. The total number of shares of common stock of the Company ("Common Stock") outstanding as of that date was 6,323,075. Each share of Common Stock is entitled to one vote at the Meeting. For a description of the principal holders of the Company's Common Stock and any voting arrangements among them, see the discussion under "PRINCIPAL HOLDERS OF COMMON STOCK."

    A copy of the Company's 1995 Annual Report containing financial statements for the fiscal year ended December 31, 1995 is enclosed with this Proxy Statement.

    The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, Directors, officers and employees of the Company may solicit proxies by telephone, mail, fax or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will bear the expense of any such additional solicitations.

                             PROPOSAL 1

                        ELECTION OF DIRECTORS

    At the Meeting, six Directors, making up the entire membership of the Board as designated by the Board, are to be elected to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. Bernard M. Komer, a Director of the Company since 1980, resigned on December 15, 1995 and will not be standing for re-election to the Board. Unless authority is withheld with respect to any individual nominee or all of the nominees, the shares represented by the proxies received as a result of this solicitation will be voted in favor of the nominees listed below. In the event any nominee declines or is unable to serve, proxies will be voted for the election of the others so named and may be voted for substitute nominees. The Board does not anticipate that any nominee will decline or be unable to serve.

    The following sets forth information concerning the principal occupations and business experience during the past five years of the nominees for election as the Directors of the Company:

    NORMAN S. EDELCUP, 60, serves as Chairman and Chief Executive Officer of Item Processing of America, a data processing center for financial institutions located in Miami, Florida, a position he has held since July 1987. During 1988 and 1989, Mr. Edelcup served as Chief Operating Officer of Catalina Lighting, Inc., Miami, Florida. Since 1975, Mr. Edelcup has been a Director of Valhi, Inc. and since 1987 he has served as a Trustee of Baron Asset Fund. Mr. Edelcup has been a Director of the Company since 1985.

    LYNDON E. GOODRIDGE, 55, is Dean of the Whittemore School of Business and Economics, University of New Hampshire, Durham, New Hampshire and has held this post since July 1990. Mr. Goodridge has been a Company Director since 1985.

    STUART KOMER, 70, has served as the Company's Chairman of the Board and President since 1966, and was elected its Chief Executive Officer in July 1994 at which time David C. Lee became President of the Company. He also has served in the capacity of President of the Company since the resignation of David C. Lee on September 15, 1995, and as Treasurer from 1966 through July 1994.

    ALAN SCHULTZ, 37, was elected to the Board in June 1995 as the representative of Valcheck Company ("Valcheck"), a subsidiary of Valassis Communications, Inc. ("Valassis") pursuant to the terms of the Purchase Agreement under which the Company purchased the assets of Valcheck's mail order check business in May 1995. In connection with the transaction, Valcheck also received 500,000 shares of the Company's Common Stock, as discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK." Mr. Schultz is the Chief Operating Officer and Executive Vice President of Valassis and has held various other positions in operations, finance and sales management since joining Valassis in 1984.
    IRVING I. STONE, 86, was elected a Director in June 1990, as one of two Directors designated by American Greetings Corporation ("American") under the terms of a Standstill Agreement between the Company and American, executed in connection with American's purchase of 2,250,000 shares of the Company's Common Stock in May 1990 (the "Original Standstill Agreement") and discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK." Mr. Stone now serves as Founder<circle>Chairman and as a member of the Board of Directors of American, headquartered in Cleveland, Ohio and for a number of years prior to 1992, served as its Chairman.

    MORRY WEISS, 55, was elected a Director in September 1991. Mr. Weiss is one of the two Directors designated by American under the Original Standstill Agreement. In March 1992, Mr. Weiss was named Chairman and Chief Executive Officer of American. For more than five years prior thereto, he had served as President of American. He is also a Director of National City Bank, Cleveland, Ohio and of Syratech Corp., Boston, Massachusetts. Mr. Weiss is the son-in-law of Irving I. Stone.

                         EXECUTIVE OFFICERS

    The following sets forth information concerning the principal occupations and business experience of the executive officers of the Company, in addition to Stuart Komer, for the past five years:

    WILLIAM D. BANFIELD, 49, has served as the Company's Controller since August 1992 and has been an employee of the Company since December 1991. For more than five years prior to December 1991, Mr. Banfield served as the Controller of Deanco, Inc., an electronic components distributor headquartered in Ithaca, New York.

    MARIE B. BELT, 52, has served as the Company's Senior Vice President - Administration and Secretary since January 1996 and formerly served as Vice President - Administration since June 1992 and Assistant Secretary since April 1990. Ms. Belt has served in a number of key supervisory and managerial capacities with the Company, including order processing, customer service, quality control and telemarketing since 1976.

    JOSEPH A. CALABRO, 55, has served as the Company's Senior Vice President - Manufacturing since January 1996 and was formerly a consultant to the Company in the area of check production. In 1993, after seven years, Mr. Calabro left PRISM Group Inc., a publicly traded software manufacturing and distribution company where he held the position of Director, Vice President and Chief Operating Officer of the Corporation and President and Chief Executive Officer of its largest subsidiary. Mr. Calabro then formed Calabro and Associates where he had a consulting practice in the Pacific Northwest before being retained by the Company in August 1995.

    DENNIS G. COGAN, 46, has served as the Company's Senior Vice President - Information Systems since January 1996 and formerly served as Vice President - Information Systems from August 1994 through December 1995. Mr. Cogan has been an employee of the Company since August 1992. From February 1990 through July 1992, Mr. Cogan served as the Director of Management Information Systems of Sunbelt Sportswear, San Antonio, Texas, a direct marketer of sportswear.

    MICHELLE CRANE, 27, has served as Vice President - Catalogs and Mass Media since January 1996 and prior to that as Vice President - Catalog Division since September 1995. Ms. Crane has served in a number of managerial positions with the Company, including International Sales, Retail Sales and Data Entry since 1988.

    ROBERT E. JOHNSON, 44, has served as the Company's Senior Vice President - Finance and Chief Financial Officer since October 1995. From October 1994 to October 1995, Mr. Johnson was engaged in financial and general management consulting. From April 1991 to April 1994, Mr. Johnson was Vice President Finance of a subsidiary of Asea Brown Boveri Ltd., a Zurich-based company.

    ROBERT T. MCDONOUGH, 47, has served as the Company's Senior Vice President
- Marketing/ Sales since January 1996 and formerly served as Vice President of General Merchandise from February 1995 through December 1995. For more than five years prior thereto, Mr. McDonough served first as the Company's Catalog Manager and then as its Manager of Domestic Mass Media Sales.

    THOMAS C. WYCKOFF, 29, has served as the Company's Senior Vice President, General Counsel and Assistant Secretary since January 1996 and prior to that served as General Counsel of the Company from July 1995 through December 1995. From September 1991 through July 1995, Mr. Wyckoff was associated with Cahill Gordon & Reindel, a law firm headquartered in New York, New York where his practice focused on corporate securities and transactional law.

SECURITY OWNERSHIP OF CERTAIN PERSONS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 4, 1996 by
(1) each beneficial owner of more than 5% of the outstanding Common Stock of the Company, (2) each nominee for Director of the Company, (3) the two other Executive Officers of the Company (in addition to Stuart Komer) named in the compensation table that appears hereafter in this Proxy Statement, and (4) all Directors and Executive Officers of the Company as a group. The Company believes that each of the following persons has sole investment and voting power in respect of his/her/its shares owned except as otherwise noted.

                               NUMBER OF SHARES OF  PERCENTAGE OWNERSHIP OF
            NAME                  COMMON STOCK           COMMON STOCK{1}

American Greetings Corporation     2,250,000 {2}           35.6%
      One American Road
      Cleveland, OH 44144

      Valcheck Company               500,000 {3}            7.9
c/o Valassis Communications, Inc.
    36111 Schoolcraft Road
       Livonia, MI 48150

        Stuart Komer                 558,244 {4}            8.6
      One Komer Center
       Elmira, NY 14902

      Norman S. Edelcup                8,000                *

     Lyndon E. Goodridge               7,000                *

       Alan F. Schultz                   -0- {5}            *

       Irving I. Stone                 1,500 {6,7}          *

         Morry Weiss                   2,293 {7}            *

     Aloysius F. Stanton              42,550 {8}            *

All Directors and Executive Officers
of the Company as a group 15 persons 695,787 {4,5,6,7,8,9} 10.6
________________________________

* Indicates less than 1% of the Company's issued and outstanding shares.

1 Percentages have been calculated assuming, in the case of each person, the exercise of all options owned (which are exercisable within 60 days following February 26, 1996) by each such person, respectively, but not the exercise of any options owned by any other person listed. The calculation of percentage ownership for all Directors and Officers as a group assumes the exercise of all options owned (which are exercisable within 60 days following February 26, 1996) by each such person.

2 For a description of certain arrangements between the Company and American see, "PRINCIPAL HOLDERS OF COMMON STOCK."

3 For a description of certain voting and other arrangements between the Company and Valcheck see, "PRINCIPAL HOLDERS OF COMMON STOCK."

4 Includes options to purchase 143,458 shares that are currently or will become exercisable by Mr. Komer within the next 60 days and 3,000 shares owned by Mr. Komer's wife.

5 Does not include the 500,000 shares of Common Stock owned by Valassis discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK."

6 These shares are held in the Judith Stone Weiss Trust for the benefit of Mr. Stone, who has sole voting and investment power with respect to these shares.

7 Does not include the 2,250,000 shares of the Company's Common Stock owned by American discussed further under "PRINCIPAL HOLDERS OF COMMON STOCK."

8 Includes options to purchase 23,250 shares that are currently or will become exercisable by Mr. Stanton within the next 60 days.

9 Includes all shares referred above and an aggregate of 53,600 shares that are currently or will become exercisable by seven other executive officers of the Company, in addition to those named above, within the next 60 days.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's officers, Directors and persons who own more than ten percent of the Company's Common Stock (each a "reporting person" and collectively, "reporting persons"), to file reports of their ownership of and changes in ownership in shares of the Company's Common Stock with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASD"), and to furnish the Company with copies of all such forms (known as Forms 3, 4 and 5) filed.

       Based solely on its review of the copies of such forms received by it, or on written representations received from certain reporting persons that they were not required to file a Form 5 report with respect to 1995, the Company believes that, with respect to transactions occurring in 1995, all Form 3, 4 and 5 filing requirements applicable to its reporting persons were complied with, except that William D. Banfield, the Company's Controller, was late in filing a Form 4 to report a sale he made of shares of the Company's Common Stock.

                    BOARD MEETINGS AND COMMITTEES

       The Board conducts its business through meetings of the Board and through the activities of its Committees. The Board held four meetings during 1995. The Board currently has a Marketing Committee and an Audit, Finance and Compensation Committee.

       The Audit, Finance and Compensation Committee (the "AFC Committee") periodically reviews the Company's auditing practices and procedures and makes recommendations to the Board with respect to these matters. It also periodically reviews the compensation and benefits paid to the Company's executives and administers the Company's Employee Long Term Incentive Plan ("LTI Plan") in all respects. The members of this Committee are listed below under "Compensation Committee Interlocks and Insider Participation" and met four times during 1995.

       The Marketing Committee periodically explores new ideas for marketing the Company's products and services. Its members are: Lyndon E. Goodridge, Chairman, Alan F. Schultz, Irving I. Stone and Morry Weiss. This Committee met once during 1995.

       Each of the incumbent Directors, except for Messrs. Schultz, Stone and Weiss, attended at least 75% of the meetings held during 1995 by the Board and by each Committee of which he is a member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Directors who were for 1995 the members of the AFC Committee were Norman S. Edelcup, Chairman, Bernard M. Komer (a former Director) and Morry Weiss. Bernard M. Komer, in addition to having served as a Director and a member of this Committee, was also the Secretary of the Company. Bernard Komer is a licensed stockbroker and an account executive with PaineWebber Incorporated ("PaineWebber"). The Company maintains certain of its investment accounts with PaineWebber and Bernard Komer acts as the account executive with respect to these accounts. In this capacity, for 1995, Bernard Komer earned brokerage commissions of $21,350 related to transactions in these accounts.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

       In compliance with the SEC's executive compensation disclosure rules, what follows below is a Report of the AFC Committee, a series of tables detailing certain cash compensation and stock option information, and a five-year total return stock performance chart, all of which are intended by the SEC to standardize the reporting of such information by public companies to their stockholders.

REPORT OF THE AFC COMMITTEE

       GENERAL. The compensation of the Company's senior executives is made up of three key components: base salary, performance bonuses and stock option grants under the LTI Plan. The proportion of the executive's total compensation that each of these elements constitutes differs between Stuart Komer and the Company's other senior executives, as explained further below.

       COMPENSATION OF STUART KOMER, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT. The base salary and bonuses paid to Mr. Komer are based upon the Employment Agreement with the Company that the Board negotiated and executed with him in August 1993 (the "Agreement"). A key goal of the terms negotiated in the Agreement was the desire to reward Mr. Komer for his more than 40 years of dedicated service to the Company in many capacities. In particular, during the difficult years the Company endured during the 1970's, when it suffered through the 1972 flood that devastated the Elmira, New York area and the subsequent filing by the Company for protection under Chapter 11 of the Bankruptcy Code. Mr. Komer at various times took substantial pay reductions, received no pay raises and placed his personal assets at risk to guaranty the Company's debts. Another goal of the Agreement was to establish a five-year timeframe within which the Board must devise a succession plan to address Mr. Komer's planned retirement. The Agreement provides for his employment as Chairman, Chief Executive Officer and/or President for a five-year term from August 31, 1993 (the "Initial Period"). It also provides that, at the end of the Initial Period, Mr. Komer has the option to elect to serve as a consultant to the Company for a two-year term ending on August 31, 2000. During the Initial Period, Mr. Komer will receive a minimum annual base salary of $225,000 or such greater amount as the Board shall determine and an annual bonus determined by a formula based upon the Company's annual pre-tax net income, plus various insurance and other benefits provided for in the Agreement. At the end of the Initial Period, Mr. Komer will also receive a lump-sum payment of $400,000 as consideration for the three years that will then remain on the term of the non-competition covenant contained in the agreement, regardless of whether he elects to serve as a consultant to the Company for the next two years. At the end of the Initial Period, should Mr. Komer elect to serve as a consultant to the Company for two years, his compensation for such services will consist of an annual bonus determined by a formula based upon the Company's annual pre-tax net income, plus various insurance and other benefits provided in the Agreement. In the event that, at any time during the term of the Agreement, Mr. Komer's employment is terminated without "Cause" as defined in the Agreement or he resigns for "Good Reason" as defined in the Agreement, he shall nevertheless be entitled to receive all compensation and benefits provided under the Agreement for the remainder of its term, with the value of all cash compensation payable being calculated and paid in a lump sum within 30 days following the occurrence of any such event of termination. In the event of his disability during the term of the Agreement, Mr. Komer will be entitled to receive all compensation and benefits payable under the Agreement for the remainder of its term. In the event of his death during the term of the Agreement, Mr. Komer's estate will be entitled to receive a lump-sum payment of the present value of the amount of all compensation and benefits payable for the remainder of the contract term. The Tax Reform Act of 1984 denies an income tax deduction to a company for payments that are made as a result of a change in control if those payments, when made, have a present value in excess of 300% of the employee's average compensation for the last five years and are made pursuant to an agreement, such as this contract, entered into after June 14, 1984.

       It is the Board's view that Mr. Komer's minimum $225,000 base salary established by the Agreement is generally in line with the salaries paid to the CEOs of other corporations of similar size. Mr. Komer's annual bonuses are not discretionary; they are determined based upon a formula contained in the Agreement. This arrangement ties Mr. Komer's fortunes directly to the Company's annual operating performance because it is based upon the Company's net income before taxes, which the Agreement defines to exclude any extraordinary, unusual or non-recurring items of loss, expense or income. Therefore, one-time charges and extraordinary events will not affect the determination of his annual bonus; it is computed directly on the Company's yearly performance results.

       The Committee uses grants of stock options to Mr. Komer under the Company's LTI Plan with a similar motivation. Since the LTI Plan was instituted in 1983, this Committee has generally awarded substantial Incentive Stock Option ("ISO") grants to Mr. Komer annually as a further incentive to tie his compensation as directly as possible to the financial performance of the Company as reflected in its stock price; this also ensures that his financial interest in increasing the value of the Company is closely aligned with that of the stockholders. The Committee's other motivation with respect to the size of Mr. Komer's ISO grants has been to reward him in years when the Company has been performing well for the prior years when his compensation did not reflect his substantial efforts on the Company's behalf. The Board granted no ISO's to Mr. Komer in 1995.

       COMPENSATION OF THE COMPANY'S OTHER EXECUTIVE OFFICERS. A study of the compensation of the Company's other executive officers was last completed by the AFC Committee in 1992. Therefore, during 1995, the Company's Human Resources Department undertook an analysis of the compensation paid to the Company's senior management to determine whether it was competitive with the marketplace and whether it was sufficient to attract and retain competent senior management. Based upon the salary survey information obtained from both the Human Resources Department and from outside consultants, beginning in January of 1996 the base salaries for certain of the Company's executive officers were adjusted upward, based primarily upon the size of the Company and the executive's level of responsibility.

       In addition, a formula is used for determining annual bonuses to be paid to the Company's executive officers. This formula is keyed to how well the Company performed in the current year when compared to the prior year based upon the Company's operating net income before taxes in each such year, with the current year's results being given the greater weight. Because the Committee believes that this measure of the Company's financial performance has a significant impact on the Company's stock price, it intends, by using this yardstick, to link executive bonuses to both the financial performance of the Company and its stock price. The Company paid no executive bonuses for 1995.

       As in Mr. Komer's case, the Committee uses grants under the Company's LTI Plan with a similar motivation. Since the LTI Plan was instituted in 1983, the Committee has generally awarded annual ISO grants to the Company's executive officers as a further incentive to tie their compensation as directly as possible to the financial performance of the Company as reflected in its stock price; this also ensures that their financial interest in increasing the value of the Company is closely aligned with that of the stockholders. In determining the size of the ISO grants to individual executives, the Committee also makes judgments as to how well the individual executive met or exceeded his or her performance goals during the past year, based in part on consultations with Stuart Komer and on evaluations received from the Human Resources Department. The Board granted ISO's in 1995 only to two newly hired executives of the Company.

       Because the Company's executive compensation levels do not approach the $1 million per year range for any of its most highly paid executives, the Committee does not believe that at the present time it is necessary to take additional measures to comply with the tax deductibility requirements for executive compensation that exceeds $1 million per year imposed by the Revenue Reconciliation Act of 1993. The Committee will continue to monitor this issue and will take further action as developments warrant.

       This report was prepared  by  the current members of the AFC Committee:
Norman S. Edelcup, Chairman, and Morry Weiss.

       RESIGNATION OF CERTAIN OFFICERS. On September 15, 1995 (the "Resignation Date"), David C. Lee, President of the Company since August 25, 1994, resigned his position with the Company and the Company entered into an agreement with Mr. Lee as of the Resignation Date (the "Severance Agreement") providing for the payment to Mr. Lee of $120,000 in three installments of $40,000 on each of the Resignation Date, January 2, 1996 and April 1, 1996. Mr. Lee also received from the Company the benefit of six months of post-employment services. As of the Resignation Date, Mr. Stuart Komer began to serve in the capacity of President of the Company, an office he continues to hold as of the date hereof. Additionally, Mr. Stanton, the Company's former Vice President - Check Sales resigned his position with the Company as of March 8, 1996.

EXECUTIVE COMPENSATION

       Under the SEC's executive compensation disclosure rules, information is required to be provided with respect to the compensation and benefits paid by the Company for all services rendered during 1995, 1994 and 1993 to up to seven individuals: the person who was, at December 31, 1995 serving as the Company's Chief Executive Officer; the four other individuals who were, as of December 31, 1995, the other four most highly compensated executive officers of the Company whose 1995 salary and bonus exceeded $100,000 in amount; and, if applicable, up to two other individuals for whom disclosure would be required but for the fact that they were no longer serving as an executive officer of the Company as of December 31, 1995 (individually, a "Named Executive" and collectively, the "Named Executives"). However, as of year-end 1995, in addition to Stuart Komer, there were only two other executive officers, David C. Lee and Aloysius F. Stanton, whose 1995 salary and bonus exceeded $100,000; accordingly, the following tables set forth this information with respect to only three, not seven, Named Executives.

                    SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM          ALL
                                                                  COMPENSATION       OTHER
                                   Annual Compensation            Awards         COMPENSATION
                                                                  Securities
    Name and                                                      Underlying
    POSITION           YEAR        SALARY{1}       BONUS          OPTIONS

 Stuart Komer           1995       $225,547       $      0            0         $10,796{2}
 Chairman, CEO          1994       $233,503       $      0       25,000{3}      $ 9,455{2}
 and President          1993       $214,395       $149,101       25,000{3}      $14,133{2}

 David C. Lee           1995       $167,039       $     0             0         $  931{4}
Former President        1994       $150,489       $ 2,703         7,000{5}      $2,336{4}
    and COO             1993       $127,555       $14,930         7,000{5}      $6,643{4}

Aloysius F. Stanton     1995       $112,527       $     0             0         $2,275{6}
Former Vice President - 1994       $108,980       $ 2,027         5,000{7}      $1,438{6}
Checks Division         1993       $103,248       $11,197         5,000{7}      $4,888{6}
_________________________

1 Includes all compensation deferred for the years shown under the Company's 401(k) Plan and/or its Deferred Compensation Plan (the "401(k) Plan"), as further described under "COMPENSATION PURSUANT TO PLANS."

2 The amounts shown represent the Company's matching contributions to Mr. Komer's account under the 401(k) Plan in the amount of: $98 for 1995; $92 for 1994; and $89 for 1993; plus its profit-sharing contributions to his 401(k) account of $7,374 for 1993; plus additional group term life insurance premiums paid on Mr. Komer's behalf in the amount of: $4,014 for 1995; $2,520 in 1994; and $2,520 in 1993. The Company also has insurance policies on Mr. Komer's life as to all of which policies Mr. Komer's children are the beneficiaries. These are all split-dollar, whole-life policies whose net cash surrender values will be paid to the Company upon Mr. Komer's death. The value of the premiums paid by the Company for Mr. Komer's benefit with respect to the term life insurance component of these policies was: $6,684 for 1995; $6,843 in 1994 and $4,150 in 1993. These amounts are also included in the totals shown above.

3 In each of April 1994 and 1993, Mr. Komer was awarded ISOs to purchase 25,000 shares of the Company's Common Stock at an exercise price of $5.50 and $10.31 per share, respectively, exercisable over a five-year term.

4 The amounts shown represent the Company's matching contributions to Mr. Lee's 401(k) account in the amount of: $31 for 1995; $1,481 for 1994 and $1,269 for 1993; plus its profit-sharing contributions to his 401(k) account of $4,680 for 1993; plus additional group term life insurance premiums paid on Mr. Lee's behalf in the amount of: $900 for 1995; $855 in 1994 and $694 in 1993.

5 In each of April 1994 and 1993, Mr. Lee was awarded ISOs to purchase 7,000 shares of the Company's Common Stock at an exercise price of $5.00 and $9.38 per share, respectively, exercisable over a five-year term. All such options were canceled upon 90 days from the Resignation Date.

6 The amounts shown represent the Company's matching contributions to Mr. Stanton's 401(k) account in the amount of: $1,874 for 1995; $1,090 for 1994 and $1,032 for 1993; plus its profit-sharing contributions to his 401(k) account of $3,542 for 1993; plus additional group term life insurance premiums paid on Mr. Stanton's behalf in the amount of: $401 for 1995; $348 in 1994 and $314 in 1993.

7 In each of April 1994 and 1993, Mr. Stanton was awarded ISOs to purchase 5,000 shares of the Company's Common Stock at an exercise price of $5.00 and $9.38 per share, respectively, exercisable over a five-year term.

COMPENSATION OF DIRECTORS

       The Company has an Outside Directors Compensation Plan which enables all outside Directors of the Company to elect to take payment of their annual retainer fees in shares of the Company's Common Stock, in compliance with relevant SEC rules. Under this Plan, outside Directors are paid the following schedule of fees: an annual retainer of $5,000; an additional annual retainer of $7,500 to the Chairman of each Board Committee; a fee of $800 for each Board meeting attended; and a fee of $400 per Committee meeting attended. The per-meeting fees are payable only in cash. The annual retainer fees are earned for a full year of service and are reduced in proportion to the number of Board or Committee meetings from which an outside Director is absent out of the total number of such meetings held during that year. Annually, on the date of the Board's annual meeting, held each year immediately following the Company's annual meeting of stockholders, the outside Directors may elect to receive all or a portion of their annual retainer fees accrued and payable for the past year of service in shares of the Company's Common Stock. The number of shares payable is then determined by dividing the amount of such fees to be paid in stock by the closing price for the Company's Common Stock on that date.

       The Company also provides between $30,000 and $50,000 in face amount of term life insurance to each of its Directors, for which the Company pays an annual premium of between $403 and $672 per Director. Directors are also compensated at the rate of $350 per day for each day otherwise spent in this capacity on Company business.

       Prior to his resignation from the Board, Bernard M. Komer received an additional $6,000 in each of the first three quarters of 1995 for the additional responsibilities he assumed as Secretary for both the Board and each of the Committees of which he was a member. Mr. Komer resigned as Secretary of the Company on October 27, 1995. The position is now held by Marie B. Belt, Senior Vice President - Administration and former Assistant Secretary.

                        COMPENSATION PURSUANT TO PLANS

COMPENSATION PURSUANT TO THE EMPLOYEE LONG-TERM INCENTIVE PLAN

       The Company's Employee Long-Term Incentive Plan provides long-term incentives to key employees as determined by the AFC Committee. Under the Plan, key employees can be awarded stock incentive rights ("SIRs") and ISOs.

     The Plan is administered by the AFC Committee, whose duties include selecting the employees who will receive grants and determining the amounts and types (I.E., ISOs, SIRs or a combination thereof) of grants awarded. In making its selections and determinations, the AFC Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's past and potential contributions to the Company's profitability and growth, and the value of the employee's services to the Company. The AFC Committee also interprets and implements the Plan and the grants made thereunder. The members of the Committee are all outside Directors and outside Directors are not eligible to receive grants under the Plan.

     The ISOs granted under the Plan represent rights to purchase shares of the Company's Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the AFC Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Common Stock on the date of grant. Options are exercisable during the period fixed by the AFC Committee, except that no option may be exercised more than ten years from the date of grant.

     SIRs are rights to receive shares of the Company's Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified four-year period. When awarding SIRs, the Committee has the discretion to establish a full four-year ("100%") incentive period or a staggered 25% per year four-year incentive period with regard to the earnout of an SIR. If the Committee awarded an SIR with a 100% four-year incentive period requirement, the recipient would have to remain employed by the Company for four years before receiving the shares subject to the SIR award; earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of the SIR. If the Committee awarded an SIR with a staggered 25% per year four-year incentive period, the recipient would be entitled to receive 25% of the total number of shares subject to the SIR grant at the end of each year of the four year incentive period, so long as the recipient was still employed by the Company at the end of each such year, with exceptions made in the event of death, permanent disability or normal retirement. Should a recipient die, become permanently disabled or retire during an SIR incentive period, he/she or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the full four-year incentive period, less any shares already issued in the case of a 25% per year four-year incentive period.

     During an SIR incentive period, should the Company declare any cash dividends on its Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Common Stock underlying the SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, E.G., the right to vote or pledge such shares, until such shares are actually issued to the holder.

     An employee can be awarded both SIRs and ISOs in any combinations that the Committee may determine. In such an event, an exercise of an ISO would not in any way affect or cancel any SIRs an employee may have received.

     Subject to the provisions of the Plan, the individuals to whom grants of ISOs and/or SIRs are awarded, the number of shares covered by each award, the incentive period applicable to each SIR award, the times when options may be exercised, the term and other provisions of each option are fixed by the Committee. No ISO may be granted to a person who owns at the time of grant or would own after full exercise of all options and rights to acquire the Company's shares, more than 10% of the total combined voting power of the Company's stock, unless at the time of grant, the ISO price is at least 110% of the fair market value of the shares subject to the ISO and the ISO is not exercisable after the expiration of five years from the date of grant.

     During  1995,  no  ISO's  or  SIRs  were  granted  to  any  of  the Named
Executives.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

                                          Number of Securities
                                               Underlying                   Value of Unexercised
                                           Unexercised Options              In-the-Money Options
                                           AT FISCAL YEAR-END               AT FISCAL YEAR-END{(1)}
         NAME                           Exercisable/Unexercisable         Exercisable/Unexercisable
Stuart Komer{(2)}                            138,458/39,992                     $-0-/$-0-{(2)}
David C. Lee{(2)}                                -0-/-0-                        $-0-/$-0-{(2)}
Aloysius F. Stanton{(2)}                      12,125/6,500                      $-0-/$-0-{(2)}

_____________________

(1) On December 29, 1995, the closing price of the Company's Common Stock in Nasdaq trading was $2.50 per share, which was less than the exercise price of any tranche of options held by any of the Named Executives. Consequently, none of the options held by any of the Named Executives as of December 31, 1995 were in-the-money.

(2) During 1995, none of the Named Executives exercised any options which they had under the Plan.

     As of December 31, 1995, 663,430 shares of the Company's Common Stock were available for grants under the Plan. As of that date, there were 500,900 options outstanding, with a weighted average exercise price of $5.10 per share. The expiration dates of these option grants ranged from April 25, 1996 through October 24, 2000.

PROFIT SHARING 401(K) PLAN

     The Company has a Profit Sharing 401(k) Plan, in which employees who are 21 years of age or older and who work at least 1,000 hours during one year of continuous service are eligible to participate. All contributions to an electing employee's account are made in accordance with the regulations set forth under Section 401 of the Internal Revenue Code of 1986, as amended. Both the Company's matching and profit-sharing contributions, as described below, are forfeitable until a participating employee has five years of employment with the Company with a minimum of 1,000 hours of service in each of those years. Under the Plan, participating employees can elect to contribute, on a tax-deferred basis, up to 15% of their annual compensation, subject to a ceiling of $9,500 for 1996. The Company makes a matching contribution of 25% of each employee's contributions to the Plan, up to the first 4% of the employee's compensation deferred each year. Also under this Plan, the Company may make annual, discretionary profit-sharing contributions to the accounts of participating employees based upon the Company's profitability for the year. These contributions, when made, are calculated under a formula which is based upon the percentage that an eligible employee's compensation for the fiscal year bears to the total compensation of all employees participating in the Plan, after taking into account the Company's contribution to Social Security.

DEFERRED COMPENSATION PLAN

     Stuart Komer is the only participant in the Company's Deferred Compensation Plan, whereby he can elect to defer payment of all or a portion of his compensation to a future date, all in accordance with the terms of such Plan, and by such deferral, likewise defer the payment of income taxes on such amounts. All amounts deferred by Mr. Komer under this Plan are included, whether or not deferred, for the years shown as earned in the Summary Compensation Table above. Interest on amounts deferred is accrued monthly and is calculated at the prime rate as in effect from time to time.

                        CERTAIN TRANSACTIONS

     The Company rented portions of its facilities located in Elmira, New York from Stuart Komer, its Chairman, Chief Executive Officer and President, under three leases, two of which expired between March 31, 1995 and December 31, 1995 and were not renewed. Under the amended lease for 406 Academy Place that is cancelable at any time by the Company, the Company is obligated to pay Mr. Komer $3,465 per month in rent. For 1995, the Company paid Mr. Komer a total of $90,600 in rents under these three leases.

     For information concerning certain transactions involving Bernard M. Komer, reference is made to the discussion under "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" above.

     As further described under "PRINCIPAL HOLDERS OF COMMON STOCK," as a result of an investment that American made in the Company during 1990, American and the Company have been exploring joint marketing and sales opportunities for each other's products. During 1995, these efforts centered on the Company selling certain American products, primarily greeting cards and gift wraps, through the Company's "The Amy Allison Card Shop{<reg-trade-mark>}" catalog, which was discontinued in 1995. During 1995, the Company purchased approximately $129,181 worth of such inventory from American to sell through this catalog and in its retail locations.

     As further described under "PRINCIPAL HOLDERS OF COMMON STOCK," as a result of the Advertising Agreement described therein, the Company has the right of first refusal for FSI advertising circulation from Valassis. Additionally, as a result of the Purchase Agreement in connection therewith and further described thereunder, Valassis has the right to elect one member of the Company's Board during the time which it owns shares of Common Stock in the Company. During 1995, the Company purchased approximately $8.1 million worth of such advertising from Valassis, in addition to the payments described under "PRINCIPAL HOLDERS OF COMMON STOCK."

     In May 1994, the Company entered into a new consulting agreement with a consulting firm headed by the late Manford D. Rosenbloom, a former Director of the Company, which provided that Mr. Rosenbloom would render consulting services to the Company for a guaranteed minimum of 100 days per year through April 1999, at a per-day rate of $600, which rate would be reviewed annually. This agreement also provided that Mr. Rosenbloom was eligible to be paid an annual performance bonus equal to 4% of the Company's net income before taxes in excess of $500,000 for each year during its term, prorated over the number of days during such year that Mr. Rosenbloom rendered services under the agreement, plus the reimbursement of all reasonable travel, living and out-of-pocket expenses incurred in connection with his services rendered thereunder. It also provided that should Mr. Rosenbloom die before the end of its term, the Company would pay his estate an amount equal to 60% of the average of the consulting compensation plus any performance bonuses paid during the two years prior to his death, multiplied by the number of years then remaining in the term of the agreement. As a result of Mr. Rosenbloom's death in October of 1994, his estate was paid $189,416 in 1995 under the terms of this agreement.

             STOCKHOLDER RETURN PERFORMANCE INFORMATION

     The following graph compares the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the CRSP TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET (which includes all U.S. and foreign common stocks and American Depositary Receipts traded on the NASDAQ Stock Market) and the NASDAQ RETAIL TRADE TOTAL RETURN INDEX for the five-year period beginning December 31, 1990 and ending December 29, 1995, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on December 31, 1990.

               Comparison of Five Year-Cumulative Total Returns
                            Performance Graph for
                       ARTISTIC GREETINGS INCORPORATED

[Note: Per Regulation S-T, rule 304(d), this EDGAR submission contains the tabular numerical data produced by CRSP on which the performance graph points are plotted in the printed version of this Proxy Statement, as follows:]

  Date     Company   Market     Market  Peer    Peer
           Index     Index      Count   Index   Count
12/31/90   100.000   100.000    4231   100.000    142
01/31/91   108.333   110.647    4196   111.324    141
02/28/91   116.667   121.244    4180   122.339    139
03/28/91   236.111   129.388    4165   138.902    142
04/30/91   327.778   130.190    4123   141.123    139
05/31/91   285.656   136.199    4124   149.434    144
06/28/91   310.861   128.225    4143   143.517    141
07/31/91   365.471   135.757    4143   154.350    142
08/30/91   537.705   142.229    4156   157.865    145
09/30/91   512.500   142.934    4159   162.328    146
10/31/91   411.680   147.659    4170   162.773    145
11/29/91   302.459   142.742    4179   163.042    142
12/31/91   252.049   159.611    4188   189.957    144
01/31/92   369.672   169.175    4203   194.378    147
02/28/92   336.065   172.943    4203   197.894    144
03/31/92   277.254   164.938    4221   188.520    148
04/30/92   210.041   157.901    4219   170.938    153
05/29/92   260.451   159.934    4208   168.106    156
06/30/92   218.443   153.746    4186   157.241    156
07/31/92   252.049   158.880    4152   162.349    156
08/31/92   252.049   154.131    4135   152.593    157
09/30/92   205.840   159.564    4133   164.041    158
10/30/92   260.451   165.523    4150   168.494    159
11/30/92   243.648   178.488    4165   176.418    161
12/31/92   302.459   185.193    4190   178.772    164
01/29/93   294.057   190.705    4177   175.357    167
02/26/93   310.861   183.862    4209   166.082    167
03/31/93   378.074   189.410    4239   169.276    169
04/30/93   310.861   181.834    4279   159.241    172
05/28/93   286.496   192.770    4306   167.542    179
06/30/93   235.938   194.010    4347   167.318    182
07/30/93   202.232   194.349    4380   170.417    182
08/31/93   177.661   204.464    4422   180.088    186
09/30/93   156.511   210.197    4464   185.539    186
10/29/93   203.041   215.050    4514   192.956    190
11/30/93   195.427   208.265    4598   185.584    191
12/31/93   191.179   214.394    4678   188.936    201
01/31/94   191.179   221.233    4706   188.563    200
02/28/94   186.930   218.837    4748   184.738    201
03/31/94   170.831   205.420    4804   173.819    205
04/29/94   175.102   202.737    4831   174.180    204
05/31/94   180.227   202.979    4870   170.148    205
06/30/94   193.100   194.986    4889   166.739    205
07/29/94   180.227   199.607    4909   166.983    207
08/31/94   176.794   211.741    4926   179.515    206
09/30/94   168.170   211.445    4931   182.261    208
10/31/94   135.830   215.127    4954   184.460    209
11/30/94   146.610   207.649    4971   177.459    209
12/30/94   103.489   207.369    4980   172.278    206
01/31/95   120.737   208.171    4974   166.255    206
02/28/95   107.801   218.952    4977   169.639    205
03/31/95    90.553   225.110    4971   170.382    210
04/28/95    94.865   231.590    4986   169.348    212
05/31/95   129.361   237.450    4987   173.732    209
06/30/95   120.737   256.042    5010   188.059    203
07/31/95   114.269   273.702    5032   198.262    203
08/31/95   129.361   278.740    5056   197.725    202
09/29/95   125.049   286.921    5055   201.305    201
10/31/95   120.737   283.977    5097   197.750    202
11/30/95    99.177   289.866    5131   196.702    205
12/29/95    86.241   287.971    5178   190.308    208

The index level for all series was set to $100 on 12/31/90

                             PROPOSAL 2

                RATIFICATION OF SELECTION OF AUDITORS

     Arthur Andersen LLP, independent certified public accountants, has been selected by the Board to serve as the auditors of the Company's books and financial records for its current fiscal year. This firm has no material financial interest in the Company and its only connection with the Company during the past fiscal year has been in its role as the Company's independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Meeting to make a statement if they wish, and to respond to appropriate questions from stockholders.

     The Board recommends that the stockholders vote FOR this proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors for the Company's fiscal year ending December 31, 1996. Proxies solicited by the Board will be voted FOR this proposal unless otherwise indicated.

                  PRINCIPAL HOLDERS OF COMMON STOCK

     A table reflecting the security ownership of those persons who are known to the Company to have been the beneficial owners of more than 5% (316,100 shares) of the Company's Common Stock as of March 4, 1996 appears above under "SECURITY OWNERSHIP OF CERTAIN PERSONS."

STANDSTILL AGREEMENT

     Pursuant to the Original Standstill Agreement, American purchased 2,250,000 shares of the Company's Common Stock, for an aggregate net purchase price of $6,450,000. American acquired its interest in the Company primarily as an investment. However, in addition, the Company has agreed to promote certain of American's greeting card products through its catalogs and American may promote certain of the Company's personalized products through American's retail outlets.

     On June 16, 1992, the Company and American amended the Original Standstill Agreement (the "Amended Standstill Agreement") governing the control over and disposition of the 2,250,000 shares of the Company's Common Stock owned by American.

     The Amended Standstill Agreement superseded and terminated in their entirety both the Original Standstill Agreement, which was among the Company, American and Stuart Komer, the Company's Chairman, Chief Executive Officer and President, and the Voting Trust Agreement of the same date and among the same parties, under which American's shares had been held since that date.

     Under the Amended Standstill Agreement, American is generally prohibited from purchasing any additional shares of the Company's stock and has agreed to vote such shares only in accordance with the recommendations made to the Company's stockholders by the Board. American retains the right to nominate a maximum of two Directors to the Board, so long as it owns more than 20% of the Company's outstanding shares. It can nominate only one Director if its percentage ownership drops to between 10% and 20% of the Company's outstanding shares and loses these nomination rights if its percentage ownership ever drops below 10%. American also has certain anti-dilution rights to enable it to maintain its present proportionate ownership of approximately 36% of the Company's outstanding shares.

     Additionally, during the term of the Amended Standstill Agreement American is permitted to sell any of its Company shareholdings only to the public, either in a registered offering or under Securities Act Rule 144, subject, however, to the Company's prior right of first refusal to purchase any or all of such shares at their then-current market price. American also has certain "demand" and "piggyback" registration rights to enable it to have its Company shares registered for public sale.

     Under the Original Standstill Agreement, American had certain rights relating to the purchase of the Company. However, those rights have been terminated and under the Amended Standstill Agreement American can acquire the balance of the Company's stock or assets only in a transaction approved by the Board (excluding any Directors nominated by American).

     Unless earlier terminated, the Amended Standstill Agreement will expire on December 31, 2000. However, it can be terminated at any time by American upon 90 days advance notice to the Company. After April 30, 1996, the Company can also terminate this Agreement at any time upon giving one year's advance notice to American and under certain other circumstances. This Agreement also can be terminated by either party upon notice given within 90 days following any termination of a certain Marketing Agreement (discussed below), and automatically terminates at such time as American's holdings constitute less than 5% of the Company's outstanding shares. Within 60 days prior to the effective date of any termination of the Amended Standstill Agreement, however, the Company has the right to purchase all or any part of its shares held by American at their then-current market price, and/or to require American to sell all or part of such shares in a registered public offering.

     Stuart Komer is not a party to the Amended Standstill Agreement. However, in a letter to American dated June 16, 1992, he has agreed that, during the term of the Amended Standstill Agreement, any sales of his Company shareholdings will only be made through an underwritten public offering or under Rule 144.

     Simultaneously with the signing of the Amended Standstill Agreement, the Company and American also executed a Direct Mail Agreement that gives the Company exclusive rights to market and sell by mail certain paper products based on American's designs through the Company's catalogs, order fulfillment and other direct mail marketing programs. This Agreement likewise expires on December 31, 2000, unless earlier terminated upon nine months advance notice given by either party.

VALCHECK AGREEMENTS

     In May 1995, the Company purchased various assets from Valcheck Company ("Valcheck"), a subsidiary of Valassis Communications, Inc. ("Valassis"), related to Valcheck's manufacture and direct mail marketing and sale of checks. Under the terms of the Purchase Agreement governing this transaction, the Company purchased Valcheck's customer lists, machinery and equipment, inventory and artwork related to Valcheck's mail order check business, and assumed the obligation to fulfill Valcheck's current check orders and check orders received by Valcheck after closing. In consideration for the assets purchased, the Company: (1) issued Valcheck 500,000 shares of the Company's Common Stock pursuant to the terms of a related Investment Agreement between the Company and Valcheck; and (2) agreed to pay Valcheck 20% of the revenues it receives, less certain adjustments, for both the existing check orders it assumed the obligation to fulfill for Valcheck as well as for all first-time check orders Valcheck receives within one year following the closing date of this transaction.

     Under the terms of the Investment Agreement, the Company has granted Valcheck a put option which calls for the Company, at Valcheck's option, to repurchase up to all of these shares at the end of two years following the closing date of this transaction at a price of $5.00 per share. The closing price of the Company's Common Stock in Nasdaq trading on May 31, 1995 was $3.75 per share. The Investment Agreement also provides that, so long as Valcheck controls at least 300,000 shares, Valcheck will have the right to designate one representative as a member of the Company's Board and that so long as Valcheck controls any of the shares, it will vote all such shares in accordance with the recommendations made by the Board with respect to any matters put before the Company's stockholders for action. The Company's shares issued to Valassis in this transaction are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Act"), and can only be disposed of in an offering registered under the Act or in a transaction exempt from registration thereunder. Alan F. Schultz currently is Valcheck's representative on the Board.

     Additionally, the Company entered into a five-year advertising placement contract with Valassis, the parent of Valcheck. In consideration for the Company's payment of an annual fee as set forth in the agreement, the Company has an annual right of first refusal to purchase up to a maximum FSI circulation from Valassis at a cost set forth in the agreement. Under the agreement, the Company paid a fee of $3 million at the closing of the Valcheck asset acquisition and must pay annual fees of $2 million in each of 1996, 1997 and 1998 and $1 million in 1999 to preserve its right to place advertising under the agreement. These payments are required to be paid by the Company regardless of whether any advertising is purchased under the agreement, unless the agreement is terminated.

                        STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its executive offices no later than November 24, 1996.

                            OTHER MATTERS

     It is the intention of the proxyholder named in the proxy card to vote all proxies received in accordance with his best judgment with respect to ratification of the minutes of the previous Annual Meeting and on matters incident to the conduct of this Meeting. The Board knows of no other matters which are likely to come before the Meeting. However, if any other matters are presented, it is the intention of the person named in the proxy to vote such proxy in accordance with his best judgment on any such matters.

     Stockholders are urged to mark, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                                     By Order of the Board of Directors



                                     MARIE B. BELT
                                     Senior Vice President - Administration
Dated:  March 29, 1996           and Secretary

STOCKHOLDER'S PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARTISTIC GREETINGS INCORPORATED

MAY 2, 1996

THE UNDERSIGNED HEREBY APPOINTS MARIE B. BELT ATTORNEY AND PROXY WITH FULL POWER OF SUBSTITUTION TO REPRESENT THE UNDERSIGNED AT THE ANNUAL MEETING
OF STOCKHOLDERS OF THE COMPANY TO BE HELD AT THE COMPANY'S CORPORATE HEADQUARTERS, ONE KOMER CENTER, MAIN AND WATER STREETS, ELMIRA, NEW YORK
AT 9:00 AM ON THURSDAY, MAY 2, 1996, AND AT ALL ADJOURNMENTS THEREOF TO
VOTE AS AUTHORIZED BELOW ALL OF THE SHARES OF ARTISTIC GREETINGS INCORPORATED WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SAID MEETING, AND IN ACCORDANCE WITH HER BEST JUDGMENT IN CONNECTION WITH SUCH OTHER BUSINESS
AS MAY COME BEFORE THE MEETING.


             ________________________________________________, 1996

             ________________________________________________, 1996
             Signature of Stockholder(s)       Date

(Name of stockholder should be signed exactly as it appears on this proxy.)

THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR election of the nominees named below as Directors and FOR Proposal 2.

1. NOMINEES for DIRECTORS:
       Stuart Komer             Norman S. Edelcup
       Lyndon E. Goodridge      Alan F. Schultz
       Irving I. Stone          Morry Weiss

( ) VOTE FOR all nominees listed above.

INSTRUCTIONS: IF YOU WANT TO WITHHOLD YOUR VOTE FOR AN INDIVIDUAL NOMINEE NAMED ABOVE, DRAW A LINE THROUGH THAT NAME.

( ) VOTE WITHHELD from all nominees.

2. Proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors.
   ( ) FOR                     ( ) AGAINST                      ( ) ABSTAIN

(TO BE SIGNED ON REVERSE SIDE)